EXHIBIT 10.1
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of                     , 2006 (the “Effective Date”), by and between Stratagene Corporation, a Delaware corporation (“Employer”), and                      (“Executive”).
RECITALS
          WHEREAS, Employer wishes to exclusively contract for the managerial and business skills possessed by Executive, and Executive desires to be employed by Employer upon the terms and subject to the conditions herein provided.
TERMS AND CONDITIONS
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
EMPLOYMENT AND DUTIES
          1.1 Position and Duties. Executive shall serve as                      of Employer, with responsibility for (i) such duties and services, commensurate with Executive’s position, as may be designated from time to time by Employer’s Chief Executive Officer or Board of Directors, and (ii) such other duties as Employer’s Chief Executive Officer or Board of Directors may reasonably prescribe. Executive shall report directly to Employer’s Chief Executive Officer. Executive shall discharge his/her duties in a diligent and professional manner. Further, subject to Section 3.6, Executive acknowledges and agrees that Employer may at any time, or from time to time, modify the scope and/or nature of the responsibilities or duties of Executive.

          1.2 Outside Business Activities Precluded. During his/her employment, Executive shall devote his/her full energies, interest, abilities and productive time to the performance of this Agreement. Executive shall not, without the prior written consent of Employer, perform other services of any kind or engage in any other business activity other than for Employer (and its affiliated companies), with or without compensation. Executive shall not, without the prior written consent of Employer’s Chief Executive Officer or Board of Directors, engage or prepare to engage in any business activity adverse to, competitive with, or potentially competitive with Employer’s interests. Employer shall not unreasonably withhold its consent where the requested outside activity does not detract from Executive’s ability to devote his/her full energies, interest, abilities and productive time to the performance of this Agreement and does not adversely affect Employer’s interests.
ARTICLE II
COMPENSATION
          2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive an amount equal to Executive’s annual base salary as of the Effective Date during the Employment Term (as hereinafter defined), prorated for any year in which this Agreement is in effect for only a portion of the calendar year. Said base salary shall be payable in equal installments in conformity with Employer’s normal payroll periods. Executive’s salary shall be reviewed by Employer from time to time at its discretion, and Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.
          2.2 Bonus. Commencing with Employer’s 2006 fiscal year, in addition to the base salary set forth in Section 2.1 above, Executive shall be eligible for a bonus, at the sole discretion of Employer’s Board of Directors (or a committee thereof), which shall be payable annually in arrears and shall be based on attainment of certain financial and other goals established by Employer’s Board of Directors (or a committee thereof) in their sole discretion.
          2.3 Other Benefits. During the Employment Term, Executive shall be entitled to participate in and receive all other benefits of employment generally available to Employer’s other executive management personnel, including, but not limited to, inclusion in Employer’s retirement plan, medical plan, disability plan and other similar benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans. Executive shall be entitled to paid vacation each year, which will accrue and be paid out in conformity with Employer’s normal vacation pay practices. Employer may, in its sole discretion, grant such additional benefits to Executive from time to time as Employer deems proper and desirable.
          2.4 Expenses. During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by him/her, in accordance with the policies and procedures from time to time adopted by Employer, provided that Executive properly accounts for such business expenses in accordance with the policies and procedures from time to time adopted by Employer.
          2.5 Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions and withholdings required by law and any other deductions authorized by Executive.
          2.6 Lock-up in Event of Initial Public Offering. If requested by the managing underwriter of an underwritten public offering of Employer’s equity securities (each, an “Offering”), Executive agrees not to, directly or indirectly, sell, offer to sell, grant any option or right for the sale of, or otherwise dispose of or transfer, any shares of Common Stock (or securities exchangeable or exercisable for or convertible into Common Stock) without the prior written consent of the underwriter(s) of such Offering, including, but not limited to, a sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), during the 10-day period prior to, and during the 90-day period (or such shorter period as may be requested by the underwriter(s)) beginning on, the date that the registration statement for such Offering becomes effective under the Securities Act.
ARTICLE III
TERM OF EMPLOYMENT
          3.1 At-Will Employment. Executive shall at all times be an “at-will employee” of Employer. The term of this Agreement shall commence on the Effective Date and shall continue until terminated by either Employer or Executive pursuant to Sections 3.2 through 3.7 of this Agreement, respectively (the “Employment Term”).
          3.2 Early Termination by Employer. Executive’s employment may be terminated at any time during the Employment Term by the Chief Executive Officer or Board of Directors of Employer, for any or no reason and without Cause (as hereinafter defined), upon delivery of written notice by Employer. Employer is not required to give Executive any advance notice of termination which, in the sole discretion of Employer, may be effective immediately upon delivery of written notice to Executive.
          3.3 Early Termination by Executive Executive may terminate his/her employment under this Agreement at any time by giving Employer written notice of his/her resignation thirty (30) days in advance; provided, however, that the Chief Executive Officer or Board of Directors of Employer may determine upon receipt of such notice that the effective date of such resignation shall be immediate or some time prior to the expiration of the thirty-day notice period.

          3.4 Termination for Cause. Executive’s employment may be terminated for Cause by the Chief Executive Officer or Board of Directors of Employer. For these purposes, termination for “Cause” shall mean termination because of Executive’s (a) personal dishonesty or willful material misconduct, (b) intentional or repeated failure to perform his/her duties or obligations, (c) committing embezzlement or a felony or (d) any material breach of this Agreement or Employer’s Employee Invention and Proprietary Information Agreement by Executive; provided, however, that in the case of clauses (b) and (d) above, Executive may not be terminated for Cause unless and until Executive has been given written notice of the acts or omissions allegedly constituting Cause and has subsequently failed to substantially correct or cure such acts or omissions to the reasonable satisfaction of Employer (if such acts or omissions are capable of being cured) within ninety (90) days of receipt of such written notice.
          3.5 Termination Due to Death or Disability. Executive’s employment hereunder shall terminate immediately upon his/her death. In the event that by reason of injury, illness or other physical or mental impairment Executive shall be (a) completely unable to perform his/her services hereunder for more than two (2) consecutive months or (b) unable to perform his/her services hereunder for 50% or more of the normal working day throughout three (3) consecutive months (in which case Executive shall be considered “Disabled”), then Employer may terminate Executive’s employment hereunder. In the event of Executive’s death, Executive’s beneficiaries, estate, heirs, representatives or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits such as accrued vacation benefits and stock options.

          3.6 Termination for Good Reason. Executive may notify Employer of his/her intent to resign from his/her employment for “Good Reason” by giving Employer written notice of his/her resignation thirty (30) days in advance; provided, however, that the Chief Executive Officer or Board of Directors of Employer may determine upon receipt of such notice that the effective date of such resignation shall be immediate or some time prior to the expiration of the thirty-day notice period. Such notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by Executive of Executive’s employment for Good Reason. Employer shall have thirty (30) days from the date of written notice by Executive to reasonably cure or otherwise eliminate such alleged grounds for Good Reason, and if reasonably cured or eliminated shall remove the alleged grounds for a termination for Good Reason. “Good Reason” for termination by Executive of Executive’s employment hereunder shall mean the occurrence (without Executive’s express written consent or without subsequent reasonable cure by Employer) of any one of the following acts by Employer, or the failure by Employer to act, unless such act or failure to act is remedied prior to the effective date of termination specified in the notice of termination given in respect thereof: (i) the assignment to Executive of duties that are substantially inconsistent with Executive’s position(s) as set forth in Section 1.1; (ii) the material reduction of Executive’s base salary from that in effect as of the Effective Date unless the same percentage reduction is applied to all executives of Employer; (iii) the requirement that Executive be based more than twenty five (25) miles from his/her present office location, except for required travel commensurate with Executive’s title and position; or (iv) the failure to provide Executive with employee benefits that are generally comparable in the aggregate to those provided to Executive immediately prior to the Effective Date or a material reduction in Executive’s fringe benefits unless such reduction is applied, pro rata, to all executives of Employer. Executive’s continued employment for more than thirty (30) days following the occurrence of an act or failure to act constituting Good Reason hereunder without providing Employer with a written notice of termination for Good Reason shall constitute consent to, and a waiver of rights with respect to, any such act or failure to act constituting Good Reason hereunder.
          3.7 Termination Upon a Change of Control. If (a) Employer elects to terminate Executive without Cause within ninety (90) days before or eighteen (18) months after a Change of Control of Employer (as defined below) or (b) Executive elects to resign with Good Reason (as defined above) within eighteen (18) months after a Change of Control of Employer, then Executive shall be entitled to receive the benefits specified in Section 4.1(c) below subject to the conditions set forth in Section 4.1.
          For the purposes of this Agreement, a “Change of Control” of Employer shall be deemed to be (i) an acquisition of all or substantially all of the assets of Employer or (ii) a sale of stock (other than through newly issued capital stock) or a merger, consolidation, reorganization or other combination or acquisition whereby (a) the existing stockholders of Employer and their affiliates, all measured as of the day prior to such sale, do not retain at least a majority of the voting power of the capital stock of Employer or the other equity of the surviving entity immediately after the consummation of such sale, merger, consolidation, reorganization, combination or acquisition and (b) a single previously unaffiliated investor (including its shareholders or equity owners) owns (including such unaffiliated investor’s affiliates) a majority of the voting power of the capital stock of Employer or the other equity of the surviving entity immediately after the consummation of such sale, merger, consolidation, reorganization, combination or acquisition. In no event shall a “Change of Control” include a transaction where prior existing stockholders of Employer and their affiliates, all measured as of the day prior to such sale, hold less than a majority of the outstanding voting power of Employer’s capital stock due to the sale of shares of their stock or Employer’s stock to the public or other investors, so long as no other single previously unaffiliated investor (including such unaffiliated investor’s affiliates) owns a majority of the voting power of Employer’s capital stock immediately after the consummation of such transaction.
ARTICLE IV
BENEFITS AFTER TERMINATION OF EMPLOYMENT
          4.1 Continuation.
          (a) Upon termination of employment under this Agreement under Section 3.3 (Early Termination by Executive), Section 3.4 (Termination for Cause) or Section 3.5 (Termination Due to Death or Disability), all salary and benefits of Executive hereunder shall cease immediately; provided, however, in the event of a termination of Executive’s employment under Section 3.5 due to his/her Disability, for the period beginning on the date of termination and ending on the date which is six (6) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), expires), Employer shall reimburse Executive for the costs associated with continuation of health care coverage pursuant to COBRA for Executive and Executive’s eligible dependent(s), provided that Executive shall be solely responsible for all matters relating to the continuation of health care coverage pursuant to COBRA, including, without limitation, his/her election of such coverage and his/her timely payment of premiums; and in the event of a termination of Executive’s employment under Section 3.5 due to his/her death, Executive’s beneficiaries, estate, heirs, representatives or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits such as accrued vacation benefits and stock options.
          (b) Upon termination of Executive’s employment under this Agreement under Section 3.2 (Early Termination by Employer without Cause) or Section 3.6 (Termination for Good Reason), so long as Executive shall execute and deliver a general release in a form satisfactory to Employer and Executive, Executive shall be entitled to receive payments in amounts equal to the continuation of Executive’s monthly base salary as in effect on the date of termination for (i) six (6) months from the date of termination if Executive has not been continuously employed by Employer for two (2) full years as of the time of termination or (ii) twelve (12) months from the date of termination if Executive has been continuously employed by Employer for at least two (2) full years as of the time of termination (including, in the case of each of clause (i) and (ii) above, any period of employment served with any subsidiary of Employer, both before and after the time when such entity became a subsidiary of Employer). Employer shall also reimburse Executive on a monthly basis for the costs associated with continuation of health care coverage under COBRA for the Executive and Executive’s eligible dependent(s) for a period of (i) six (6) months from the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires) if Executive has not been continuously employed by Employer for two (2) full years as of the time of termination or (ii) twelve (12) months from the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires) if Executive has been continuously employed by Employer for at least two (2) full years as of the time of termination (including, in the case of each of clause (i) and (ii) above, any period of employment served with any subsidiary of

Employer, both before and after the time when such entity became a subsidiary of Employer); provided that in each case Executive shall be solely responsible for all matters relating to the continuation of health care coverage pursuant to COBRA, including, without limitation, his/her election of such coverage and his/her timely payment of premiums.
          Notwithstanding anything to the contrary set forth in this Section 4.1(b), Employer’s obligation to continue Executive’s base salary and reimburse Executive for the costs associated with continuation of health care coverage under COBRA under this Section 4.1(b) shall cease when Executive accepts employment or becomes eligible for compensation (in the form of cash, securities, or other property) from a third party in exchange for Executive’s services; provided, however, that Executive shall receive Executive’s base salary and shall be reimbursed for the costs associated with continuation of health care coverage under COBRA under this Section 4.1(b) for a period of at least six (6) months following Executive’s termination.
          (c) Upon termination of employment under this Agreement under Section 3.7 (Termination Upon a Change of Control) so long as Executive shall execute and deliver a general release of Employer in a form satisfactory to Employer and Executive, Executive shall be entitled to receive a lump sum payment in an amount equal to Executive’s base salary for (i) twelve (12) months if Executive has not been continuously employed by Employer for at least two (2) full years as of the time of termination or (ii) twenty four (24) months if Executive has been continuously employed by Employer for at least two (2) full years as of the time of termination (including, in the case of each of clause (i) and (ii) above, any period of employment served with any subsidiary of Employer, both before and after the time when such entity became a subsidiary of Employer). Employer shall also reimburse Executive on a monthly basis for the costs associated with continuation of health care coverage under COBRA for the Executive and Executive’s eligible dependent(s) for a period of (i) twelve (12) months from the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires) if Executive has not been continuously employed by Employer for two (2) full years as of the time of termination or (ii) twenty four (24) months from the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires) if Executive has been continuously employed by Employer for at least two (2) full years as of the time of termination (including, in the case of each of clause (i) and (ii) above, any period of employment served with any subsidiary of Employer, both before and after the time when such entity became a subsidiary of Employer); provided that in each case Executive shall be solely responsible for all matters relating to the continuation of health care coverage pursuant to COBRA, including, without limitation, his/her election of such coverage and his/her timely payment of premiums; provided, further, that for any remaining portion of the severance period described in clause (ii) above during which Executive is not eligible for coverage under COBRA, Employer shall reimburse Executive on a monthly basis an amount equal to the last monthly premium payment for which Executive was reimbursed by Employer pursuant to clause (ii) above prior to Executive’s ceasing to be eligible for coverage under COBRA. In addition, upon termination of Executive’s employment under this Agreement under Section 3.7 (Termination Upon a Change of Control), all of Executive’s outstanding Stock Awards shall vest and/or become exercisable on the later of (i) the date of Executive’s termination of employment or (ii) the date immediately prior to the Change of Control. For purposes of this Agreement, “Stock Awards” shall mean all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

          Notwithstanding anything to the contrary set forth in this Section 4.1(c), Employer’s obligation to reimburse Executive for the costs associated with continuation of health care coverage under COBRA (or reimbursements following a lapse in eligibility for coverage under COBRA) under this Section 4.1(c) shall cease when Executive accepts employment or becomes eligible for compensation (in the form of cash, securities, or other property) from a third party in exchange for Executive’s services; provided, however, that Executive shall be reimbursed for the costs associated with continuation of health care coverage under COBRA (or reimbursements following a lapse in eligibility for coverage under COBRA) under this Section 4.1(c) for a period of at least six (6) months following Executive’s termination.
          (d) Except as otherwise provided in Section 4.1(c) above or in any award agreement evidencing Stock Awards granted to Executive, all unvested Stock Awards, if any, granted to Executive shall cease to vest upon any termination of Executive’s employment with the Company.
          (e) Notwithstanding anything to the contrary in this Section 4.1, the parties acknowledge and agree that any payment to be made, or benefit provided, to the Executive pursuant to this Section 4 shall be delayed to the extent necessary for this Agreement and such payment or benefit to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder (the “Code”).
          4.2 Section 280G Parachute Limitation. Notwithstanding anything to the contrary set forth in this Agreement or otherwise, the payments and benefits Executive is entitled to under this Agreement and all other contracts, arrangements or programs shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Code, as determined in good faith by Employer’s independent auditors. If Executive’s benefits must be cut back to avoid triggering such penalties, Executive’s benefits shall be cut back in the priority order designated by Executive or, if Executive fails promptly to designate an order, in the priority order designated by Employer. If an amount in excess of the limit contemplated by this Section 4.2 is paid to Executive, Executive agrees to repay the excess amount to Employer upon demand, with interest at the rate provided for in Section 1274(b)(2)(B) of the Code. Executive and Employer agree reasonably to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Executive receives.
          4.3 Rights Against Employer. The benefits payable under this Article IV are exclusive and constitute the sole obligations of Employer to Executive upon a termination, and no amount shall become payable to any person (including Executive) by reason of termination of employment for any reason, with or without Cause, except as provided in this Article IV and as described in Section 3.5 (Termination Due to Death or Disability). The benefits payable upon a termination under this Agreement are in substitution for any severance or termination benefits otherwise available under Employer policies of general application. Employer shall not be obligated to segregate any of its assets or procure any investment in order to fund the benefits payable under this Article IV.

ARTICLE V
EXECUTIVE COVENANTS
          5.1 Employee Invention and Proprietary Information Agreement. Executive acknowledges that Employer and Executive have executed an Employee Invention and Proprietary Information Agreement.
          5.2 Conflicts of Interest. Executive, while employed hereunder, shall not take any action without Employer’s prior written consent to establish, form or become employed by another business, other than interviewing with a prospective employer on Executive’s own time or taking phone calls from recruiters. Should Executive violate this provision, then in addition to all other remedies Employer may have, Employer shall be entitled to reimbursement from Executive for any benefits or compensation paid to Executive under this Agreement on and after the date that Executive first breached this provision.
          5.3 General Responsibilities. Executive will be subject to Employer’s general employment policies and procedures which are described from time to time in Employer’s employee handbook which has been made available to Executive. Employer may change or terminate the availability of any of the benefits or responsibilities contained in such employee manual at any time or from time to time in its sole discretion.
          5.4 Post-Termination Consulting Services. During the period Executive is receiving severance payments hereunder, Executive shall provide consulting services to Employer, if and as requested, on the terms described in this Section 5.4. During the provision of such consulting services, Executive shall be an independent contractor of Employer, not an employee. Executive shall make himself/herself available, during regular business hours, for consultation and assistance by telephone, email, or mail as Employer may from time to time request for continuity purposes. During the provision of such consulting services, Executive shall have no power or authority to enter into contracts on behalf of Employer or to bind Employer in any way, and Executive shall not create obligations on the part of Employer or represent to any party that he has such power or authority. Employer shall reasonably accommodate Executive’s schedule and job search efforts when requesting Executive’s assistance pursuant to this paragraph. Employer shall not request assistance from Executive of such a nature or magnitude so as to effectively preclude Executive from undertaking separate full-time employment with third parties, or seeking such employment. Executive’s sole right to compensation from Employer for the consulting services shall be the severance payments set forth in Article IV; provided, however, that Employer shall reimburse Executive for reasonable out-of-pocket expenses actually incurred by Executive in furtherance of the consulting services referred to herein, approved in advance and supported by adequate documentation. Should Executive fail to comply in good faith with this Section 5.4, then in addition to all other remedies Employer may have, Employer shall be entitled to cease any and all severance payments pursuant to Article IV and to reimbursement from Executive for any benefits or compensation paid to Executive under this Agreement on and after the date that Executive first breached this provision. This Section 5.4 shall only apply until Executive obtains separate full-time employment with a third party following his/her termination of employment with Employer.
ARTICLE VI
GENERAL PROVISIONS
          6.1 Entire Agreement. This Agreement and the Employee Invention and Proprietary Information Agreement contain the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby, including, without limitation, any previous employment agreement between Executive and Employer, which shall be of no further force and effect. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but rather only by an agreement in writing signed by Executive and the Chief Executive Officer of Employer which specifically states the intent of the parties to amend this Agreement.
          6.2 Assignment and Binding Effect. Neither this Agreement nor the rights or obligations hereunder shall be assignable by Executive. Employer may assign this Agreement to any successor of Employer, and upon such assignment any such successor shall be deemed substituted for Employer upon the terms and subject to the conditions hereof.
          6.3 Dispute Resolution. Except as prohibited by law, any dispute arising from, based upon or relating to any aspect of the employment relationship with Employer or the terms of this Agreement shall be resolved through final and binding arbitration in San Diego, California. All employment disputes of any nature shall be subject to this Section 6.3, except as prohibited by law. The law applicable to any controversy to be arbitrated shall be the law of the state where Executive is or was employed, or applicable federal law, except that the Federal Arbitration Act shall govern the issue of arbitrability. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained and provided by either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services

(“JAMS”), depending on which arbitration administrator is selected by the party demanding arbitration. The arbitration proceedings shall be initiated in accordance with, and governed by, either the AAA’s National Rules for the Resolution of Employment Disputes or JAMS’s Employment Arbitration Rules and Procedures (as appropriate) that are in effect at the time of the commencement of arbitration, except as otherwise agreed in writing by the parties. If the parties are unable to agree upon an arbitrator, one may be appointed by either the AAA or JAMS (as appropriate) in accordance with their respective rules. Executive shall not be required to pay any administrative fees of the AAA or JAMS or the arbitrator’s fees in any amount exceeding the then current cost of filing a civil action in the state court of general jurisdiction in the state in which Executive worked. Any administrative fees or arbitrator’s fees exceeding that amount will be paid by Employer. The arbitrator shall have no power to award costs and attorneys’ fees except as provided by statute or by separate written agreement between the parties. Once selected, the arbitrator shall have the power to continue, vacate, modify or amend any temporary or interim relief, and shall have the power to resolve the dispute. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (California Code of Civil Procedure §§1280 et seq.) or any similar statute of an applicable jurisdiction. In the event that any portion of this Section 6.3 is found unenforceable by a court of competent jurisdiction, the remainder of the arbitration provision shall be severed from the invalid portion and the remaining portion shall be given full effect according to its terms. This arbitration provision shall supersede any and all prior agreements between Employer and Executive on the subject of arbitration of employment-related claims. This Section 6.3 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to

Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including, without limitation, injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure §1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and Employer expressly waive their right to a jury trial.
          6.4 No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.
          6.5 Governing Law; Rules of Construction. This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions of the several Articles and Sections of this Agreement are for convenience of reference only, and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.
          6.6 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to Employer or Executive at his/her last-known address. Each party may change its address by written notice in accordance with this Section.

Address for Employer:
Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, California 92037
Attention: Joseph A. Sorge, M.D.
Address for Executive:

          6.7 Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.
          6.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          6.9 Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary to comply with the requirements of Section 409A of the Code.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

EMPLOYER:

STRATAGENE CORPORATION

By:
Name:	Joseph A. Sorge, M.D.
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

[Name of Executive]

Address:

Schedule to Exhibit 10.1
The preceding form of Employment Agreement was entered into between the Company and the following persons as of March 10, 2006:

Name of Executive	Title
Steven R. Martin	Vice President and Chief Financial Officer
John R. Pouk (1)	Senior Vice President, Global Sales and International Operations
David W. Weber	Senior Vice President Marketing
(1) Mr. Pouk’s agreement is an amendment and restatement of his existing Amended Employment Agreement with the Company dated as of September 1, 2002, as amended.